EXHIBIT 99

FOR IMMEDIATE RELEASE                         Contact: Mark F. Bradley
---------------------                                  Peoples Bank
April 1, 2003                                          President and COO
                                                       (740) 373-3155



                   PEOPLES BANK TO OPEN LOAN PRODUCTION OFFICE
                                IN DELAWARE, OHIO
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         MARIETTA, Ohio - Peoples Bank, a subsidiary of Peoples Bancorp Inc.
(Nasdaq: PEBO), announced today the opening of a loan production office in Delaware, Ohio.
         The new office will focus primarily on serving the commercial credit needs of Delaware, Marion, Union, and Franklin Counties, plus surrounding areas. The new office is located at 351 West Central Avenue in Delaware.
         "The central Ohio area is a vibrant economic market and we believe Peoples Bank can satisfy more of the loan demand in that expanding area," commented Mark F. Bradley, Peoples Bank's President and Chief Operating Officer. "With our other central Ohio loan production offices in Fairfield and Licking Counties, we think the new office in Delaware will give us more coverage in key economic markets."
         Terry Musick joins Peoples Bank as Vice President and will manage the Delaware lending operation. Musick has 9 years experience in financial services in the Delaware County area. He is a graduate of Ohio Dominican College and also has tax and accounting experience. Musick can be reached by calling 740-360-3647 or via e-mail tmusick@peoplesbancorp.com. He and his family reside in Marion County.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.6 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 45 offices and 30 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO" and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples and its on online banking capabilities at www.peoplesbancorp.com.

                                 END OF RELEASE